Exhibit 10.2

REVOLVING LINE OF CREDIT NOTE

$50,000,000July 28, 2020

FOR VALUE RECEIVED, the undersigned AMERICA FIRST MULTIFAMILY INVESTORS, L.P., a Delaware limited partnership ("Borrower"), promises to pay to the order of BANKERS TRUST COMPANY ("Bank") at its office at 453 7th Street, Des Moines, Iowa 50309, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifty Million Dollars ($50,000,000), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

INTEREST:

(a)Interest.  The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the 30-Day London Interbank Offered Rate (LIBOR) as published in the Wall Street Journal (the “Index”).  Notwithstanding the foregoing, the Index shall never be less than 0.1% (the “Index Floor”), and at any time that the 30-Day London Interbank Offered Rate as published in the Wall Street Journal drops below 0.1% (and only at such time), as used in this Note, “Index” shall mean 0.1%.  In addition, notwithstanding anything herein to the contrary, in the event that (i) the LIBOR rate is permanently or indefinitely unavailable or unascertainable, or ceases to be published by the LIBOR administrator or its successor, (ii) the LIBOR administrator or its successor invokes its insufficient admissions policy, (iii) the LIBOR rate is determined to be no longer representative by the regulatory supervisor of the administrator of LIBOR, (iv) the LIBOR rate can no longer be lawfully relied upon in contracts of this nature by one or both of the parties, or (v) the LIBOR rate does not accurately and fairly reflect the cost of making or maintaining the type of loans or advances under this Note and in any such case, such circumstances are unlikely to be temporary, then all references to the LIBOR rate herein will instead be to a replacement rate determined by Bank in its sole judgment, including any adjustment to the replacement rate to reflect a different credit spread, term, or other mathematical adjustment deemed necessary by Bank in its sole judgment, and in any such case, references herein to the “Index” shall refer to such replacement rate selected by Bank.  Bank will provide reasonable notice to Borrower of such replacement rate, which will be effective on the date of the earliest event set forth in clause (i)-(v) of this paragraph.  If there is any ambiguity as to the date of occurrence of any such event, Bank’s judgment will be dispositive.  The Index is not necessarily the lowest rate charged by Bank on its loans.  Bank will tell Borrower the current Index rate upon Borrower’s request.  The interest rate change will not occur more often than once each month on the first day of each month.  Borrower understands that Bank may make loans based on other rates as well. Interest on the unpaid principal balance on this Note will be calculated as described in the “Interest Calculation Method” paragraph using a rate equal to the Index in effect from time to time plus the Margin (as hereinafter defined and as it is adjusted from time to time).  Given the existence of the Index Floor, at any time that the 30-Day London Interbank Offered Rate as published in the Wall Street Journal drops below 0.1%, the interest rate applicable to this Note shall be equal to the “Interest Rate Floor” as shown in the chart below.  NOTICE:  Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

As used herein, the applicable “Margin” shall be determined in accordance with the following chart (with Senior Debt and Market Value of Assets defined and calculated in accordance with the terms contained in that certain Credit Agreement between Bank and Borrower dated May 14, 2015, as amended (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)):

Senior Debt/Market Value of Assets	Margin	Interest Rate Floor
Over 0.70	3.50%	3.60%
≥ 0.65 but < 0.70	3.00%	3.10%
< 0.65	2.50%	2.60%

Any change in the applicable Margin resulting from a change in the ratio of Borrower’s Senior Debt to Market Value of Assets shall be effective as of July 1 (for any change reflected in Borrower’s financial reporting for the period ending March 31), as of October 1 (for any change reflected in Borrower’s financial reporting for the period ending June 30), as of January 1 (for any change reflected in Borrower’s financial reporting for the period ending September 30), and as of April 1 (for any change reflected in Borrower’s financial reporting for the period ending December 31).

(b)Interest Calculation Method.  Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this Note is computed using this method.

(c)Payment of Interest.  Interest accrued on this Note shall be payable monthly on the first day of each month, commencing August 1, 2020.

(d)Default Interest.  From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum equal to three percent (3%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a)Borrowing and Repayment.  Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Credit Agreement; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above.  The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder.  Each advance hereunder shall be repaid in accordance with the terms of the Credit Agreement, and with all outstanding principal and any accrued and unpaid interest due and payable in full on June 30, 2022.

(b)Advances.  Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Jesse Coury, Kenneth Rogozinski, or Chad L. Daffer, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account.  The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(c)Application of Payments.  Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement.  Any Event of Default under the Credit Agreement shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)Remedies.  Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate.  Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, reasonably expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

(b)Obligations Joint and Several.  Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Iowa.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

By: AMERICA FIRST CAPITAL ASSOCIATES LIMITED PARTNERSHIP TWO, a Delaware limited partnership, its general partner

By:  GREYSTONE AF MANAGER, LLC, a Delaware limited liability company, its general partner

By:_/s/ Jesse A. Coury_______________
Name:   Jesse A. Coury

Title:     Authorized Officer